EXHIBIT 99.12

Contact Michael Pawelek, Chairman and CEO: 210-545-5994

South Texas Oil Company Closes $7.0 Million
Senior Secured Debt Financing

SAN ANTONIO - September 23, 2008 (PR Newswire) - South Texas Oil Company (Nasdaq: STXX) today announced that on September 19, 2008 it closed on a $7.0 million debt financing in the form of a Senior Secured Note of which $6.75 million is available to the Company for general working capital purposes. The Senior Secured Note carries an interest rate of 12.5% per annum payable quarterly in cash and matures in September of 2009. The new Senior Secured Note ranks senior to the Company’s prior senior secured notes

Management Comment s
“Today’s debt financing provides additional capital for our 2008 capital expenditure program,” said Mike Pawelek, Chairman and Chief Executive Officer. “These funds will be used for previously identified low-risk, exploitation opportunities, which primarily include drilling the Matagorda Bay State Track 127-1 well in Calhoun County, recompleting two existing wells in the Big Foot area of Frio County, drilling four horizontal laterals from existing well bores in the Giddings Field, drilling a sidetrack reentry in the Matagorda Bay State Track 150-1 well, and funding general corporate purposes.”

About South Texas Oil Company
San Antonio-based South Texas Oil Company (Nasdaq: STXX) is an independent oil and natural gas exploration and production company with operations in South Texas, the Gulf Coast and in Colorado.  The Company has approximately 27,000 net acres and a high-working-interest inventory of drillable locations within its operating areas.

Forward-looking Statements
Certain statements made in this press release contain forward-looking statements that involve a number of risks and uncertainties. This forward-looking information is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs and economic recoverability. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, operations involve numerous risks and uncertainties, many of which are beyond South Texas Oil's control, which could result in expectations not being realized or otherwise materially affect the financial condition, results of operation and cash flows. Additional information regarding these and other risks are contained in South Texas Oil's filings with the Securities and Exchange Commission.

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